Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-203535 and 333-203535-01) of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. of our report dated March 14, 2015, except with respect to the effects of the restatement described in Note 2 to the consolidated financial statements, as to which the date is July 10, 2015, relating to the financial statements of Telx Holdings Inc., which appears in this Current Report on Form 8-K of Digital Realty Trust, Inc.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 12, 2015